Exhibit 3.1
ARTICLES OF AMENDMENT
TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF AARON RENTS, INC.
I.
          The name of the corporation is:
Aaron Rents, Inc.
II.
          The Amended and Restated Articles of Incorporation are amended by striking Article I thereof in its entirety and inserting in lieu thereof the following:
“I.
          The name of the corporation is:
Aaron’s, Inc.”
III.
     The changes made by these Articles of Amendment shall be effective and adopted upon the filing of these Articles of Amendment with the Georgia Secretary of State.
IV.
     The amendment was adopted by the board of directors at a meeting held on February 24, 2009. Pursuant to O.C.G.A. § 14-2-1002, shareholder action with respect to the amendment was not required.
V.
     The undersigned hereby certifies that a request for publication of a notice of change of corporate name and payment therefor have been made as required by Section 14-2-1006.1(b) of the Georgia Business Corporation Code.
          IN WITNESS WHEREOF, AARON RENTS, INC., has caused these Articles of Amendment to the Amended and Restated Articles of Incorporation to be executed by its duly authorized officer this 24th day of February, 2009.

AARON RENTS, INC.
By:	/s/ Robert C. Loudermilk, Jr.
	Name:	Robert C. Loudermilk, Jr.
	Title:	President and Chief Executive Officer